UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 26, 2008
Date of Report (Date of earliest event reported)
Matria Healthcare, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20619	20-2091331

(Commission File Number)	(IRS Employer Identification No.)

1850 Parkway Place, Marietta, GA	30067

(Address of Principal Executive Offices)	(Zip Code)
770-767-4500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On February 26, 2008, Matria Healthcare, Inc. (the “Company”) entered into a Severance, Release and Restrictive Covenant Agreement (the “Severance Agreement”) with Richard M. Hassett, MD. As previously reported, Dr. Hassett was replaced by Thomas D. Underwood as President and Chief Operating Officer of the Company on January 29, 2008 and resigned as a director of the Company, effective as of February 26, 2008. Dr. Hassett is currently serving as a consultant to the Company.
     The compensation payable to Dr. Hassett under the Severance Agreement includes a payment of $676,320.06, payable in 26 bi-weekly installments. In addition, Dr. Hassett is entitled to receive life and health insurance coverage for one year (in addition to 18 months of coverage under COBRA) and is entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280(g) of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that a Change in Control (as defined in the Severance Agreement) occurs on or before November 30, 2008, Dr. Hassett will be entitled to receive an additional payment of $676,320.06, payable in 26 bi-weekly installments, and an extension of health insurance coverage for an additional period of one year. The Severance Agreement contains a general release for the benefit of the Company and requires Dr. Hassett to comply with certain covenants, including covenants that preclude him from competing with the Company or soliciting customers or employees of the Company for a period of one year (or two years if a Change in Control occurs within a specified period).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.
	By:	/s/ Parker H. Petit
Parker H. Petit
Dated: March 3, 2008		Chairman and Chief Executive Officer